Exhibit 99.1

Contact:	Investors:
Kevin C. O’Boyle	Stephanie Carrington/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7017/7030
858-909-1800	scarrington@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com
NUVASIVE REPORTS FIRST QUARTER 2006 REVENUE OF $19.7
MILLION
— Annual Revenue Guidance Increased to $87 – $91 Million —
First Quarter Highlights:
•	Total revenues increased to $19.7 million; up 48.3% from the first quarter of 2005

•	Gross profit increased to $15.8 million; up 48.5% from the first quarter of 2005

•	Gross margin increased to 80.3%; up 10 basis points from the first quarter of 2005

•	Surgeons trained on MAS™ Platform was 132

•	Sales force exclusivity increased from 60% at December 31, 2005, to 84% at March 31, 2006

•	Percentage of vertically integrated hospitals increased to 31% from 29% at December 31, 2005

•	Completed an underwritten public offering with net proceeds of $142.1 million

•	Launched Gradient Plus™ Anterior Cervical Plating System
SAN DIEGO, April 27, 2006 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today first quarter financial results for the period ended March 31, 2006.
The Company reported first quarter revenues of $19.7 million, a 48.3% increase over the $13.3 million for the first quarter of 2005 and a 4.6% increase over the $18.8 million for the fourth quarter of 2005.

Gross profit for the first quarter of 2006 was $15.8 million with a gross margin of 80.3%, compared with a gross profit of $10.6 million with a gross margin of 80.2% in the first quarter of 2005. For the fourth quarter of 2005, gross profit was $15.5 million with a gross margin of 82.5%.
Total operating expenses for the first quarter of 2006 were $25.0 million, compared with $14.5 million in the first quarter of 2005 and $19.9 million in the fourth quarter of 2005. The quarter-over-quarter and year-over-year increases are due primarily to (i) additional sales and marketing expenses related to the Company’s program to transition its sales force toward exclusivity; (ii) continued investment in the Company’s next generation MAS products, accelerated surgeon and sales representative training, and marketing related costs; and (iii) the inclusion of compensation expense related to employee stock options in the Company’s total operating expenses.
Total revenues for the first quarter includes freight charges, which the Company historically recognized as an offset against sales, marketing and administrative expenses. These charges will be recognized as revenue going forward. As a result, the Company is increasing its annual revenue guidance to a range of $87 – $91 million.
On a GAAP basis for the three-month period ended March 31, 2006, the Company reported a net loss of $8.1 million or $0.27 per share. On a non-GAAP basis, the first quarter net loss was $4.3 million, or $0.14 per share. Non-GAAP net loss calculations exclude amortization of acquired intangible assets of $0.2 million and stock-based compensation of $3.6 million in the first quarter of 2006.
Cash, cash equivalents and short-term investments were $155.3 million at March 31, 2006.
During the first quarter of 2006, NuVasive launched the Gradient Plus™ Anterior Cervical Plating System. The system was developed internally as a next-generation enhancement of the Company’s SmartPlate® Gradient CLP™ dynamic cervical plate, originally acquired from RSB Spine LLC in June 2005. Gradient Plus™ allows spine surgeons to choose, during the procedure, between three fixation options based on the surgical requirement: fixed, semi-constrained, or dynamic. NuVasive believes this is the only system on the market to allow intra-operative selection of all three plate styles, eliminating a surgeon’s need to use separate systems for each desired fixation option.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “We are pleased with our first quarter results. Our year-over-year top line growth of 48.3% was driven by the continued penetration of our MAS Platform as well as our nine new products launched in 2005. We are particularly pleased with our progress toward greater sales force exclusivity, which reached 84% as of March 31, 2006. This hybrid sales force is already contributing to increased penetration of our MAS Platform in the marketplace. We also trained 132 surgeons in the first quarter, thanks in large part to an extended visit from the lead clinical advisor in the development of the XLIF®

procedure, who conducted multiple training sessions. In addition, at the close of the quarter, the percentage of hospitals vertically integrated across our MAS product lines rose to 31%, on track to meet our previously stated guidance of 35% to 38% for the full year 2006.”
Secondary Offering
In early February of 2006, NuVasive completed an underwritten public offering of 7,829,120 shares of its common stock for $19.25 per share, with aggregate net proceeds to NuVasive of $142.1 million. The Company expects proceeds from this offering will be used to expand sales and marketing activities, fund research and development relating to potential new products, acquire or invest in complementary products or technologies, fund the expansion of distribution infrastructure, finance continued development costs related to assets and technology recently acquired, and finance regulatory approval activities and clinical trials. The Company also expects to use up to an aggregate of $31.5 million of the net proceeds to fund milestone payments to Pearsalls Limited related to the Company’s acquisition of the NeoDisc™ investigational device.
Non-GAAP Information
Management uses certain non-GAAP financial measures, such as non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share, which exclude the following charges: (i) stock based compensation, (ii) charges directly related to acquisition transactions such as in-process research and development, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction, and (iii) certain other amounts related to non-recurring events. Management does not consider these costs in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.
Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are (877) 407-4018 for domestic callers, and (201) 689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.
After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through May 27, 2006. In addition, a telephonic replay of the call will be available until May 18, 2006. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 199289.

About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products such as Total Disc Replacement (TDR) and the NeoDisc™ investigational nucleus-like replacement device.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the risk that NuVasive’s sales or development projections may turn out to be incorrect because of unanticipated difficulty in selling products or bringing products to market; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31, 2006				Three Months Ended March 31, 2005
				Non-GAAP				Non-GAAP
	GAAP Basis	Adjustments		Basis	GAAP Basis	Adjustments		Basis
Revenue	$19,685	$—		$19,685	$13,272	$—		$13,272
Cost of goods sold	3,880	(99	) B	3,781	2,627	—		2,627

Gross profit	15,805	99		15,904	10,645	—		10,645

Operating expenses:

Sales, marketing and administrative	21,132	(2,924	) A/C	18,208	11,981	(539	)A	11,442

Research and development	3,877	(812	) A	3,065	2,559	(400	) A	2,159

Total operating expenses	25,009	(3,736)		21,273	14,540	(939)		13,601
Interest and other income (expense), net	1,098	—		1,098	340	—		340

Net loss	$(8,106)	$3,835		$(4,271)	$(3,555)	$939		$(2,616)

Historical net loss per share:
Basic and diluted	($0.27)			($0.14)	$(0.15)			$(0.11)

Weighted average shares- basic and diluted	29,649			29,649	23,881			23,881

A-	Elimination of non-cash stock-based compensation.

B-	Amortization of the increase in the fair value on the date of acquisition of inventory acquired from RSB Spine.

C-	Amortization of technology assets purchased from RSB Spine and RiverBend Design.

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$17,991	$12,545
Short-term investments	137,313	6,945
Accounts receivable, net	12,228	11,662
Inventory, net	13,960	11,870
Prepaid expenses and other current assets	1,118	1,496

Total current assets	182,610	44,518
Property and equipment, net	18,432	17,974
Intangible assets, net	8,759	8,894
Other assets	192	104

Total Assets	$209,993	$71,490

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,145	$6,102
Accrued payroll and related expenses	3,987	5,587

Total current liabilities	12,132	11,689
Long-term liabilities	1,676	1,665
Stockholders equity:
Common stock	33	25
Additional paid-in capital	313,075	168,143
Deferred compensation	—	(1,195)
Accumulated other comprehensive loss	(12)	(32)
Accumulated deficit	(116,911)	(108,805)

Total stockholders’ equity	196,185	58,136

Total liabilities and stockholders’ equity	$209,993	$71,490

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2006	2005
Operating activities:
Net loss	$(8,106)	$(3,555)
Add back non-cash expenses
Depreciation and amortization	1,611	681
Stock-based compensation	3,601	939
Other non-cash adjustments	(92)	198
Changes in operating assets and liabilities:
Accounts receivable	(471)	(1,251)
Inventory	(2,050)	(971)
Other current and long term assets	378	109
Accounts payable and accrued liabilities	2,031	2,215
Accrued payroll and related expenses	(1,600)	(670)

Net cash used in operating activities	(4,698)	(2,305)

Investing activities:
Purchases of property and equipment	(1,934)	(4,252)
(Purchases) sales of short-term investments, net	(130,368)	14,389
Other assets	(88)	(118)

Net cash provided by investing activities	(132,390)	10,019

Financing activities:
Payment of capital leases	—	(1)
Issuance of common stock	142,534	98

Net cash provided by financing activities	142,534	97

Increase in cash and cash equivalents	5,446	7,811

Cash and cash equivalents at beginning of period	12,545	8,560

Cash and cash equivalents at end of period	$17,991	$16,371